Exhibit 99.1

Case 4:04-cv-00133	Document 180 Filed 10/17/2006	Page 1 of 2
IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF TEXAS
FORT WORTH DIVISION

RICHARD HRENIUK and PETER	§
LINDELL, Derivatively on Behalf of	§
VIRBAC CORPORATION	§
§
V.	§	CIVIL ACTION NO. 4:04-CV-l33-Y
	§	(consolidated with 4:04-CV-134-Y)
THOMAS L. BELL, et al.	§
§
and	§
§
PETER LINDELL	§
§
V.	§
§
THOMAS L. BELL, et al.	§
ORDER DENYING MOTION FOR PRELIMINARY INJUNCTION
      Pending before the Court is Plaintiffs’ Motion for Preliminary Injunction [doc. #150], filed September 1, 2006. After considering the motion, the response, the reply, the sur-reply, and the response to the sur-reply, the Court DENIES the motion.
      Nominal defendant Virbac Corporation is a publicly-traded manufacturer and distributor of veterinary health products. Virbac is a Delaware corporation based in Fort Worth, Texas. In late 2003, Virbac announced that accounting improprieties would delay the filing of its quarterly and annual reports with the Securities and Exchange Commission. As a result, Virbac fired its top three executive officers, the SEC began an investigation, and Virbac’s stock was delisted. On February 19, 2004, Plaintiffs filed suit in this Court, complaining of Virbac’s actions. At some point, a separate group of plaintiff shareholders filed suit in a nearly identical action in a Delaware state court. Abrons v. Marée, No. 1893-N (Del. Ch., New Castle County).
      On December 13, 2005, defendant Virbac S.A., which owns 61.1% of Virbac’s shares,

Case 4:04-cv-00133	Document 180 Filed 10/17/2006	Page 2 of 2
announced a tender offer for all outstanding shares of Virbac stock for $4.15 per share. On January 13, 2006, Plaintiffs amended their shareholder class and derivative action to additionally challenge the tender offer and its probable future filing with the SEC. On August 17, Virbac filed its tender-offer statement with the SEC with an offer price of $5.25 a share. On August 28, the Delaware plaintiffs filed a motion for injunctive relief. Four days later, Plaintiffs filed their similar motion for injunctive relief in this Court.
      In their motion for injunctive relief, Plaintiffs argue that the tender-offer statement was based on a fairness opinion that failed to disclose all material facts necessary for shareholders to properly evaluate the fairness of the tender offer. Thus, Plaintiffs seek an injunction preventing the completion of the tender offer until Defendants fulfill their disclosure obligations under state and federal law. On September 20, the Delaware court issued an order denying the Delaware plaintiffs a temporary injunction. In its well-reasoned and exhaustive opinion, the state court discussed each argument raised by the plaintiffs and found that nothing important was hidden from the minority shareholders in the tender-offer statement and fairness opinion; thus, an injunction was not warranted because the plaintiffs had failed to prove a reasonable probability of success on the merits. Abrons v. Marée, No. 1893-N, 2006 WL2729620, at *5-7 (Del. Ch. Sept. 20, 2006); see also Del. Court Won’t Enjoin French Parent’s Buyout of Virbac, 21 Andrews Del. Corp. Lit. Rept’r 9 (Oct. 9, 2006). Based on the reasoning stated by the Delaware court, this Court concludes that Plaintiffs are not entitled to an injunction.
      SIGNED October 17, 2006.

/s/ Terry R. Means Terry R. Means United States District Judge